Exhibit 4.3

DIAGEO PLC

THE DIAGEO ONE WORLD SHARE INCENTIVE PLAN

Adopted by the Routine Business Committee of the Board on 16 December 2024

THE DIAGEO ONE WORLD SHARE INCENTIVE PLAN

PART 1

GENERAL REQUIREMENTS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless the context otherwise requires:

“Acquisition Date” means:

(a)	in relation to Purchased Shares, the date set by the Nominee, being a date not later than 30 days after the date on which the Purchased Share Money to be applied in relation to the Purchased Shares was contributed by a Participant; and

(b)	in relation to Dividend Shares, the date set by the Nominee, being a date not later than 30 days after the date on which any cash dividend is received by them in respect of Plan Shares;

“ADS” means an American depositary share being an authorised depositary security representing a number of Shares and being evidenced by an authorised depositary receipt issued by a bank and quoted on the New York Stock Exchange;

“Award” means:

(a)	in relation to Matching Shares, the grant of the Matching Share Award;

(b)	in relation to Free Shares, the grant of the Free Share Award; and

(c)	in relation to Purchased Shares or Dividend Shares, the purchase of those Shares on behalf of Qualifying Employees in accordance with the Rules;

“Board” means the board of the Company or a duly authorised committee of the Board or a duly authorised person, or any successor entity;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Board determines, any stock exchange nominated by the Board on which Shares are traded) is open for the transaction of business;

“Company” means Diageo plc (registered in England and Wales with registered number 23307;

“Connected Company” has the same meaning as in paragraph 18(3) of the Schedule;

“Control” has the same meaning as in Section 995 of the Income Tax Act 2007;

“Corporate Event” means any of a (i) liquidation, winding up, dissolution or reorganisation under whatever circumstances of the Company, (ii) a delisting of the Company or (iii) any other event in which the Control of the Company is transferred;

“Dividend Shares” means Shares purchased on behalf of a Participant from reinvestment of dividends under Part 5 of the Plan and which:

(a)	carry the same rights as the Plan Shares in relation to which the cash dividend is received; and

(b)	are not subject to forfeiture;

“Free Share Agreement” means an agreement relating to Free Shares which is entered into between a Qualifying Employee and the Company;

“Free Share Award” means a conditional right to receive Free Shares granted under Part 4 of the Plan;

“Free Shares” means Shares over which a Free Share Award has been granted;

“Grant Date” means the date on which a Matching Share Award and/or a Free Share Award is granted;

“Group Member” means the Company, any holding company of the Company, or any Subsidiary of the Company or of a holding company of the Company;

“Initial Market Value” means the Market Value of a Share on a Grant Date;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“London Stock Exchange” means London Stock Exchange plc;

“Market Value” means on any day:

(a)	where all Shares to which an Award relates are quoted on the Daily Official List of the London Stock Exchange and were purchased by the Nominee over 5 or fewer consecutive Business Days ending on the day in question, the price at which such Shares were purchased and, where Shares were purchased at different times and at different prices, the average of the prices paid by the Nominee in the purchase of those Shares; or

(b)	if paragraph (a) above does not apply and the Shares are quoted on the Daily Official List of the London Stock Exchange, the middle market quotations of a Share as derived from that list on the Business Days immediately preceding that date or such other Business Day or Business Days determined by the Board; or

(c)	if the Shares are not quoted on the Daily Official List of the London Stock Exchange, the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992;

“Matching Share Award” means a conditional right to receive Matching Shares granted under Part 3 of the Plan;

“Matching Shares” means Shares over which a Matching Share Award has been granted;

“Nominee” means, as the context requires, the person(s) holding Plan Shares or acting as Plan administrator, as selected by the Board from time to time;

“Participant” means a person who holds an Award, including their personal representatives;

“Participating Company” means any Group Member that is selected by the Board to participate in the Plan and which is bound by the Plan;

“Participating Territory” means a jurisdiction in which the Board has determined that invitations to participate in the Plan will be issued under Rule 3;

“Plan” means the Diageo One World Share Incentive Plan, as amended from time to time;

“Plan Shares” means Matching Shares, Free Shares, Purchased Shares and Dividend Shares (but in the case of Matching Shares or Free Shares, only on or after the date of Vesting of the related Matching Share Award or Free Share Award);

“Purchased Shares” means Shares acquired under Part 2 of the Plan;

“Purchased Share Agreement” means an agreement relating to Purchased Shares (and if appropriate Matching Shares) and entered into between a Qualifying Employee, the Nominee and the Company (in a form determined by the Board from time to time) under which:

(a)	the Qualifying Employee authorises the Company to deduct (or procure that their employing Participating Company deducts) part of their Salary for the acquisition of Purchased Shares; and

(b)	the Company agrees to give effect to the agreement by making (or procuring that the relevant employing Participating Company makes) deductions from such Qualifying Employee’s Salary of such amount and at such intervals as may be agreed from time to time (subject to the limits in the Plan) and undertakes to arrange for the acquisition of Purchased Shares by the Nominee on behalf of such Qualifying Employee in accordance with the Plan using the amounts deducted; or

(c)	the Qualifying Employee otherwise agrees to make payments for the acquisition of Purchased Shares (subject to the limits in the Plan) on terms approved by the Company,

(all such deductions or payments being referred to as “contributions” (or related expressions) in these Rules;

“Purchased Share Money” means amounts contributed by a Qualifying Employee and which are subject to the Plan;

“Qualifying Employee” means an employee who may be invited to participate in the Plan in accordance with Rule 3;

“Qualifying Period” means:

(a)	in the case of Free Shares, a period of 18 months ending with the date on which the Free Share Award is made or such shorter period as the Board may determine in relation to the Free Share Award; and

(b)	in the case of Purchased Shares and Matching Shares, a period of 18 months ending with the contribution of Purchased Share Money relating to the Award or such shorter period as the Board may determine in relation to the Award;

“Relevant Employment” means employment by a Group Member;

“Rule” means a rule of the Plan;

“Salary” means the post-tax cash earnings of the Participant’s employment with the reference to employment being to the employment by reference to which the Participant is eligible to participate in the Plan;

“Schedule” means schedule 2 to ITEPA;

“Shares” means ordinary shares in the capital of the Company or ADSs representing those ordinary shares;

“Subsidiary” means a body corporate which is a subsidiary of a company (within the meaning of section 1159 of the Companies Act 2006) and of which the company has Control;

“Tax” means any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, a relevant authority;

“Tax Liability” means any amount of Tax for which a Participant would or may be liable and for which any Group Member or former Group Member would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority;

“UK SIP” means the Diageo 2001 Share Incentive Plan, as amended from time to time;

“Vest” means in relation to Matching Share Awards and/or Free Share Awards, a Participant becoming entitled to have Matching Shares and/or Free Shares transferred to them, together with a cash sum in respect of any fractional Shares, subject to the Rules (and Vesting shall be construed accordingly); and

“Vesting Period” means, in relation to Matching Share Awards and/or Free Share Awards, a period determined not later than the Grant Date, after which a Participant shall be entitled to have a whole number of Free Shares and/or Matching Shares transferred to them, together with a cash sum in respect of any fractional Shares, subject to the Rules and which shall start on the Grant Date of the relevant Matching Share Award or Free Share Award and end on the next fiscal quarter-end date following the second anniversary of the Grant Date of that Award.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

1.4	Headings are for guidance only and do not form part of the Plan.

2.	ELIGIBILITY

2.1	Individuals may participate in an Award only if:

2.1.1	they are employees:

(a)	of a Participating Company; and

(b)	they are themselves resident in a Participating Territory;

2.1.2	they have been employees of a Qualifying Company at all times during any Qualifying Period;

2.1.3	they are eligible on the relevant date(s) as set out in Rule 2.3; and

2.1.4	they are not at the same time eligible to participate in an award of Shares under the UK SIP or other similar tax-qualifying share incentive plan established by the Company or a Connected Company which meets the requirements of the Schedule or which provides tax favourable treatment in a jurisdiction outside the UK.

2.2	If an individual participates in the Plan in a calendar year in which they have already participated in an award of Shares under the UK SIP or another plan established by the Company or a Connected Company and which meets the requirements of the Schedule or which provides tax favourable treatment in a jurisdiction outside the UK, then Rule 10 (maximum amount of contributions) and Rule 23 (maximum annual award) shall apply as if the Plan and the other plan or plans were a single plan.

2.3	The relevant dates mentioned in Rule 2.1.3 are:

2.3.1	in the case of an award of Purchased Shares or a Matching Share Award granted in respect of such Purchased Shares, on the date on which the Purchased Share Money relating to the Award of Purchased Shares is contributed; and

2.3.2	in the case of Free Shares, on the date on which the Free Share Award is granted.

3.	INVITATIONS

3.1	Subject to Rule 8.5, if the Board decides:

3.1.1	to Award Purchased Shares or grant Matching Share Awards, an individual shall be invited to participate in the Plan if they meet the requirements in Rule 2.1; or

3.1.2	to grant Free Share Awards, an individual shall be granted a Free Share Award if they meet the requirements in Rule 2.1 and are selected by the Board to participate.

3.2	Invitations may be sent to all Qualifying Employees at such times as the Board may determine.

3.3	On each occasion on which the Board invites Qualifying Employees to join the Plan, the Board shall set a period by the end of which a Qualifying Employee must have submitted and the Company must have received a valid application to join the Plan.

4.	LIMITS

4.1	An Award must not be granted if the number of Shares committed to be issued under that Award exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

4.2	Any treasury shares held by the Company which are transferred to the Nominee and/or Participants under the Plan shall be treated as issued for the purposes of the limit in Rule 4.1 above.

4.3	Any Award shall be limited and take effect so that the limits in this Rule 4 are not exceeded.

5.	ALTERATIONS

5.1	Subject to Rule 5.1, the Board may at any time alter the Plan in any respect.

5.2	Subject to Rule 5.3, no alteration to the advantage of the persons who participate or may participate in the Plan shall be made under Rule 5.1 to the provisions concerning eligibility, the individual limits on participation, the overall limits on the issue of Shares under the Plan, the basis for determining how many Shares employees receive and the adjustments that may be made following a rights issue or any other variation of capital without the prior approval by ordinary resolution of the members of the Company in general meeting.

5.3	Rule 5.2 shall not apply to any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants, the Company, the Nominee or any Subsidiary of the Company.

5.4	No alteration to the material disadvantage of Participants shall be made under Rule 5.1 unless:

5.4.1	the Board shall have invited every relevant Participant holding Awards that may be impacted to indicate whether or not they approve the alteration; and

5.4.2	the alteration is approved by a majority of those Participants who have given such an indication.

6.	REGULATORY AND TAX ISSUES

6.1	Any event relating to the Shares shall not occur unless and until the following conditions are satisfied:

6.1.1	the event would be lawful in all relevant jurisdictions and in compliance with the UK Listing Rules, share dealing code of the Company, City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

6.1.2	if a Tax Liability would arise by virtue of such event (e.g. Vesting of a Matching Share Award), the Participant must have entered into such arrangements acceptable to the Board that the relevant Group Member will receive the amount of such Tax Liability; and

6.1.3	the Participant has entered into such arrangements as the Board requires (and where permitted in the relevant jurisdiction) to satisfy the liability of a Group Member to pay tax and/or social security contributions in respect of the event.

For the purposes of this Rule, references to a Group Member include any former Group Member.

7.	VOTING RIGHTS AND DIRECTIONS

7.1	A Participant may direct the Nominee to exercise the voting rights over their Plan Shares. The Nominee must act in accordance with any directions given by the Participant in respect of their Plan Shares at least three working days before the date of the meeting or on a show of hands and in the absence of any direction the Nominee shall not vote those Plan Shares.

7.2	The Nominee shall not be under any obligation to demand or join in demanding a poll.

7.3	The Nominee may not vote in respect of Shares (if any) which have not been Awarded pursuant to the Plan.

8.	MISCELLANEOUS

8.1	Employment

The rights and obligations of any individual under the terms of their employment with a Participating Company shall not be affected by their participation in the Plan or any right which they may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of their employment for any reason whatsoever (and regardless of whether such termination is lawful or unlawful) insofar as those rights arise or may arise from them ceasing to have rights under the Plan as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The making of an Award does not imply that any further Awards will be granted nor that a Participant has any right to receive any further Award.

8.2	Disputes

8.2.1	In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan, the decision of the Board shall be final and binding upon all persons.

8.2.2	The exercise of any power or discretion by the Board shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise of or omission to exercise any such power or discretion.

8.3	Notices

8.3.1	Any notice or other communication under or in connection with the Plan may be given in such manner as the Board consider to be appropriate which may include communication by email or intranet or by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to their last known address, or, where they are an employee of the Participating Company, either to their last known address or to the address of the place of business at which they perform the whole or substantially the whole of the duties of their employment.

8.3.2	Where any such notice or other communication is given by a Qualifying Employee or Participant to the Company or the Nominee, it shall be effective only on receipt by the Company or, as the case may be, the Nominee.

8.4	Share rights

All Shares allotted under the Plan shall rank equally in all respects with shares of the same class then in issue except for any rights attaching to such shares by reference to a record date prior to the date of the allotment.

8.5	Errors and omissions

If in consequence of an error or omission it is ascertained following a Grant Date or Acquisition Date that:

8.5.1	a Qualifying Employee has not been given the opportunity to participate in the Plan; or

8.5.2	the number of Shares expressed to be awarded to any Qualifying Employee on any occasion is found to be incorrect,

any Award expressed to have been made over more than the correct number of Shares shall be void as to the excess, and any Award expressed to have been made over fewer than the correct number of Shares shall relate to the correct number of Shares if the Nominee holds unallocated Shares that could otherwise have been used to make that Award and the Company and the Nominee may do all reasonable acts and things to rectify such error or omission notwithstanding that such actions may not otherwise be in accordance with the Rules.

8.6	Third parties

No third party has any rights to enforce any term of the Plan.

8.7	Data protection

8.7.1	If a Participant is employed outside the European Economic Area or the United Kingdom and consent is needed for the collection, processing or transfer of their personal data under applicable local law, by participating in the Plan, the Participant gives their consent for the purposes of the Plan.

8.7.2	For the purposes of compliance with the General Data Protection Regulation (EU) 2016/679, and any UK or other legal or regulatory equivalent, the Company will separately provide a Participant with information on the collection, processing and transfer of their personal data, including the grounds for processing.

8.8	Exchange rate

8.8.1	For the purposes of a Participant’s compliance with the limits in the Plan, the Board may from time to time set an exchange rate between the relevant local currency and GBP Sterling and shall stipulate the period during which such exchange rate shall apply.

8.8.2	For the purposes of converting Purchased Share Money in a currency other than GBP Sterling into GBP Sterling, the Board shall set an exchange rate between the relevant local currency and GBP Sterling on the date on which the Purchased Share Money is transferred to the Nominee.

8.9	Governing law

The Plan shall be governed by and construed in accordance with the law of England and Wales and the courts of England and Wales shall have exclusive jurisdiction to hear any dispute.

PART 2

PURCHASED SHARES

9.	GENERAL

9.1	The Board may at any time invite every Qualifying Employee to enter into the Purchased Share Agreement.

9.2	Purchased Shares shall not be subject to any provision under which they may be forfeited.

10.	MAXIMUM AMOUNT OF CONTRIBUTIONS

10.1	The amount of Purchased Share Money which may be contributed by a Participant shall not exceed £150 in any month (or such other maximum amount as may be permitted from time to time for the purposes of the UK SIP) or the nearest local currency equivalent.

10.2	Subject to Rule 10.3, the amount of Purchased Share Money which may be contributed by a Participant in a calendar year shall not exceed 10% of their Salary for that calendar year (or such other maximum amount as may be permitted from time to time for the purposes of the UK SIP).

10.3	The Purchased Share Money shall be deducted from a Participant’s Salary on the basis determined by the Board.

10.4	Any amount contributed in excess of that allowed by Rule 10.1 shall be paid over to the relevant Participant, subject (if required) to deduction of any Tax Liability.

11.	MINIMUM AMOUNT OF CONTRIBUTIONS

The minimum amount to be deducted under the Purchased Share Agreement on any occasion shall not be greater than £10 in any month (or such other minimum amount as may for the time being be permitted for the purposes of the UK SIP) or the nearest local currency equivalent.

12.	RESTRICTION IMPOSED ON NUMBER OF SHARES AWARDED

12.1	Subject to Rule 10.1 and Rule 10.2, the Board may specify the maximum number of Shares to be included in, or the maximum amount of individual contributions relating to, an Award of Purchased Shares.

12.2	The Purchased Share Agreement shall contain an undertaking by the Company to notify each Qualifying Employee of any restriction on the number of Shares or the maximum amount of individual contributions to be included in an Award before the contribution of Purchased Share Money in respect of that Award.

12.3	The notification in Rule 12.2 shall be given before the contribution of Purchased Share Money relating to the Award.

13.	DISCONTINUING, VARYING OR RESTARTING CONTRIBUTIONS

13.1	A Participant may cease to make contributions under the Plan at any time and retain any Purchased Shares they have acquired and any Free Share Award and/or Matching Share Award that has Vested as at the date they cease to make contributions under the Plan, subject to any applicable Vesting Period.

13.2	A Participant may vary their contributions under the Purchased Share Agreement with the agreement of the Company. Unless a later date is specified in the notice, the Company will ensure within 35 days of receiving the notice that either no such contributions are made or that such variation of contributions shall take effect.

13.3	A Participant who has stopped contributions may subsequently give notice to the Company to restart contributions under the Purchased Share Agreement. On receipt of a restart notice the Company will ensure that contributions are restarted under the Purchased Share Agreement not later than the date of the first contribution due under the Purchased Share Agreement more than 35 days after receipt of the notice to restart contributions.

14.	PAYMENT OF CONTRIBUTIONS TO THE NOMINEE

The Participating Companies shall, as soon as practicable after contributions are made and subject to any local law restriction, transfer the Purchased Share Money to the Company which shall then transfer it to the Nominee or, if so requested by the Company, transfer it directly to the Nominee.

15.	USE OF PURCHASED SHARE MONEY

15.1	The Nominee shall apply Purchased Share Money to acquire Shares, including a fraction of a Share to the extent that there is insufficient Purchased Share Money to buy a whole number of Shares, on behalf of the Qualifying Employee on the Acquisition Date. The number of Shares acquired on behalf of each Qualifying Employee shall be determined in accordance with the Market Value of the Shares on that date.

15.2	As soon as reasonably practicable after any Purchased Shares have been acquired by the Nominee, the Nominee shall notify the Participant (in such form as may be determined by the Board from time to time) of the acquisition, specifying the number and description of those Shares, the amount of Purchased Share Money applied by the Nominee in their acquisition and their Market Value.

16.	SCALING DOWN

If the Company receives applications for Purchased Shares exceeding the Award maximum determined in accordance with Rule 12.1, then the following steps shall be taken in sequence until the excess is eliminated:

Step 1. the excess of the contribution chosen by each applicant over the amount specified in accordance with Rule 12.1 shall be reduced pro rata;

Step 2. all contributions shall be reduced to the amount specified in accordance with Rule 12.1; and

Step 3. no Awards shall be made for that period.

Each application shall be deemed to have been modified or withdrawn in accordance with the foregoing provisions and each employee who has applied for Purchased Shares shall be notified of the change.

17.	ACCESS TO PURCHASED SHARES

When Purchased Shares have been awarded to a Participant, the Participant may at any time request the transfer of any or all of their Purchased Shares from the Nominee, subject (if required) to deduction of any Tax Liability.

PART 3

MATCHING SHARES

18.	GENERAL

18.1	The Purchased Share Agreement sets out the basis on which a Participant is entitled to be granted a Matching Share Award in accordance with this Part 3 of the Plan.

18.2	The Board shall determine and specify in the Purchased Share Agreement the time at which the Matching Share Award shall be granted in relation to any Purchased Shares awarded.

18.3	Matching Share Awards are personal to the Participant and not capable of transfer and shall lapse immediately on any attempt to do so.

19.	GENERAL REQUIREMENTS FOR MATCHING SHARES

Matching Shares under a Matching Share Award shall be Shares of the same class and carrying the same rights as the Purchased Shares to which they relate.

20.	RATIO OF MATCHING SHARES TO PURCHASED SHARES

The Purchased Share Agreement shall specify the ratio of Matching Shares to Purchased Shares for the time being offered by the Company and that ratio shall not exceed 2:1 (or such other ratio as may for the time being be permitted for the purposes of the UK SIP). The Board may vary the ratio before Purchased Shares are acquired. Employees shall be notified of the terms of any variation before the relevant Purchased Shares are awarded under the Purchased Share Agreement.

21.	VESTING PERIOD FOR MATCHING SHARES

21.1	The Board shall, in relation to each Matching Share Award, specify a Vesting Period.

21.2	If the Participant ceases to be in Relevant Employment at any time during the Vesting Period by reason of:

21.2.1	injury, ill-health or disability, as established to the satisfaction of the Board;

21.2.2	redundancy;

21.2.3	retirement;

21.2.4	death;

21.2.5	the Participant’s business or employing company ceasing to be part of or be within the Group; or

21.2.6	any other reason that the Board, in its absolute discretion, determines,

the Matching Share Award will immediately Vest in full and Vested Matching Shares will be transferred to the Participant (or their personal representatives in the case of death), together with a cash sum in respect of any fractional Vested Matching Shares subject (if required) to deductions in respect of any Tax Liability, as soon as practicable thereafter.

21.3	If a Participant withdraws from the Plan the Purchased Shares in relation to which the Matching Shares were awarded (other than following, and by reason of, an event referred to in Rule 21.2 or as otherwise set out in Rule 28), then any related Matching Share Awards held by them shall, to the extent not Vested, immediately lapse on the withdrawal.

21.4	If a Participant ceases to be in Relevant Employment at any time during the Vesting Period for any reason other than those specified in Rule 21.2 or as otherwise set out in Rule 28, then any Matching Share Awards held by them shall immediately lapse on that cessation.

21.5	On or as soon as reasonably practicable after the Vesting of a Matching Share Award, the Board shall transfer or procure the transfer of the Matching Shares in question to the Nominee on behalf of the Participant (or to their nominee) together with a cash sum in respect of any fractional Vested Matching Shares subject (if required) to deductions in respect of any Tax Liability. For the avoidance of doubt, neither the Company nor the Nominee is under any obligation to buy back Matching Shares from the Participant or to provide the Participant with a cash amount equal to the value of any Matching Shares in any event.

21.6	Notwithstanding any other provision in this Rule 21, the Participant authorises the Nominee to sell or arrange the sale of sufficient Matching Shares that are delivered to a Participant (or their personal representatives in the case of death) to ensure that the relevant Group Member receives the amount required to cover any Tax Liability arising in relation to the Award. The Participant may also request the Nominee to sell or arrange the sale of the remainder of their Matching Shares.

21.7	To the extent that Matching Shares are sold to satisfy any Tax Liability arising on the Vesting of the Matching Share Award and surplus sale proceeds remain, such surplus sale proceeds shall be paid to the relevant Participant.

21.8	Notwithstanding any other provision of this Rule 21, the Board may, in its absolute discretion, determine that a Vested Matching Share Award may be settled with a cash amount equal to the Market Value of the Matching Share Award on the date of Vesting instead of the transfer of Matching Shares to the Participant (or their nominee). To the extent any Vested Matching Share Award is settled in cash pursuant to this Rule 21.8, the Participant authorises the Company or relevant Group Member to deduct from the sum payable to the Participant, such amount as is required to discharge any Tax Liability arising in relation to the Matching Share Award and account for such Tax Liability to the relevant tax authority.

PART 4

FREE SHARES

22.	GENERAL

22.1	The Board may from time to time grant Free Share Awards.

22.2	The number of Free Share Awards to be granted to a Qualifying Employee on a Grant Date shall be determined by the Board in accordance with this Part 4.

22.3	Free Share Awards are personal to the Participant and not capable of transfer and shall lapse immediately on any attempt to do so.

23.	MAXIMUM ANNUAL AWARD

The Initial Market Value of the Shares subject to a Free Share Award granted to an individual in any calendar year shall not exceed £3,000 (or such other limit as may be permitted from time to time for the purposes of the UK SIP).

24.	VESTING PERIOD FOR FREE SHARES

24.1	The Board may, in relation to each Free Share Award, specify a Vesting Period.

24.2	If the Participant ceases to be in Relevant Employment at any time during the Vesting Period for any reason, then unless otherwise determined by the Board, all of the Free Share Awards will immediately Vest in full and Vested Free Shares will be transferred to the Participant (or their personal representatives in the case of death) together with a cash sum in respect of any fractional Vested Free Shares subject (if required) to deductions in respect of any Tax Liability.

24.3	On or as soon as reasonably practicable after the Vesting of a Free Share Award, the Board shall transfer or procure the transfer of the Free Shares in question to the Participant (or to their nominee) together with a cash sum in respect of any fractional Vested Free Shares subject (if required) to deductions in respect of any Tax Liability.

24.4	Notwithstanding any other provision in this Rule 24, the Participant authorises the Nominee to sell or arrange the sale of sufficient Free Shares that are delivered to a Participant (or their personal representatives in the case of death) to ensure that the relevant Group Member received the amount required to cover any Tax Liability arising in relation to the Award. The Participant may also request the Nominee to sell or arrange the sale of the remainder of their Free Shares. For the avoidance of doubt, neither the Company nor the Nominee is under any obligation to buy back Free Shares from the Participant or to provide the Participant with a cash amount equal to the value of any Free Shares in any event.

24.5	To the extent that Free Shares are sold to satisfy any Tax Liability arising on the Vesting of the Free Share Award and surplus sale proceeds remain, such surplus sale proceeds shall be paid to the relevant Participant.

24.6	Notwithstanding any other provision of this Rule 24, the Board may, in its absolute discretion, determine that a Vested Free Share Award may be settled with a cash amount equal to the Market Value of the Free Share Award on the Vesting Date instead of the transfer of Free Shares to the Participant (or their nominee). To the extent any Vested Free Share Award is settled in cash pursuant to this Rule 24.6, the Participant authorises the Company or relevant Group Member to deduct from the sum payable to the Participant, such amount as is required to discharge any Tax Liability arising in relation to the Free Share Award and account for such Tax Liability to the relevant tax authority.

PART 5

DIVIDEND SHARES

25.	GENERAL

The Purchased Share Agreement shall set out the rights and obligations of Participants receiving Dividend Shares under the Plan.

26.	REINVESTMENT OF CASH DIVIDENDS

26.1	The Board may direct that some or all of any cash dividend in respect of Plan Shares held on behalf of Participants may be applied in acquiring further Plan Shares on their behalf.

26.2	Dividend Shares shall be Shares:

26.2.1	of the same class and carrying the same rights as the Shares in relation to which the dividend is paid; and

26.2.2	which are not subject to any provision for forfeiture.

26.3	The Board may decide to:

26.3.1	apply all or some of the Participants’ dividends to acquire Dividend Shares;

26.3.2	pay all or some dividends in cash to all Participants; or

26.3.3	offer Participants a choice between 26.3.1 and 26.3.2.

26.4	The Board may revoke any direction for reinvestment of cash dividends.

26.5	If the Board decides to apply Rule 26.3.1,the Nominee shall apply all or some of the cash dividend to acquire Dividend Shares, including a fraction of a Dividend Share, on behalf of the Participant on the Acquisition Date. The number of Dividend Shares acquired on behalf of each Participant shall be determined by the Market Value of the Dividend Shares on the Acquisition Date. As soon as reasonably practicable after any Dividend Shares have been acquired on behalf of a Participant, the Nominee shall give the Participant a notice stating the number and description of those Dividend Shares and their Market Value on the Acquisition Date.

27.	DIVIDEND EQUIVALENT FOR MATCHING SHARES AND FREE SHARES

The Board may determine that, for any Matching Share Award or Free Share Award, a Participant may either:

27.1.1	be entitled to receive a benefit on the Vesting of that Award equivalent to the value of all or any of the dividends (excluding special dividends, unless the Board determines otherwise) that would have been paid on the Shares under Award from the Grant Date to Vesting and on the basis that such benefit may be provided in cash or Shares at the Board’s discretion; or

27.1.2	not be entitled to receive any benefit related to such dividends.

PART 6

CORPORATE EVENTS, VARIATION OF CAPITAL AND RIGHTS ISSUES

28.	CORPORATE EVENTS

28.1	If there is a Corporate Event (including if notices to acquire compulsorily any Plan Shares are issued under section 979 to 985 of the Companies Act 2006), the following applies:

28.1.1	in relation to Plan Shares, Participants shall be notified of such event by the Nominee and any Participant may direct how the Nominee shall act in relation to that Participant’s Plan Shares. In the absence of any direction, the Nominee shall take no action; and

28.1.2	in relation to Matching Share Awards and Free Share Awards, the Matching Share Awards and Free Share Awards shall automatically Vest on the Corporate Event unless the Board determines that different treatment shall apply.

29.	VARIATION OF CAPITAL

29.1	In the event of any variation of the share capital of the Company or a demerger, special dividend or other similar event which affects the market price of Shares to a material extent:

29.1.1	Plan Shares shall be treated in the same way as Shares held by any other shareholder in the Company; and

29.1.2	in relation to Matching Share Awards and Free Share Awards, the Board may make such adjustments as it considers appropriate to the number of Shares comprised in an Award or, where any Award has Vested but no Shares have been transferred after such Vesting, the number of Shares which may be so transferred.

30.	RIGHTS ISSUES

30.1	If there is a rights issue affecting Plan Shares, the Participants shall be notified of such event by the Nominee and any Participant may direct how the Nominee shall act in relation to that Participant’s Plan Shares. In the absence of any direction, the Nominee shall dispose of some of the rights under a rights issue arising from those Plan Shares to obtain enough funds to exercise the remaining rights.

30.2	The rights referred to are the rights to buy additional shares or rights in the same company.

30.3	Any shares or securities allotted in accordance with this Rule 30 shall be treated as Plan Shares identical to the shares in respect of which the rights were conferred. They shall be treated as if they were awarded to or acquired on behalf of the Participant under the Plan in the same way and at the same time as the Participant’s existing Plan Shares.

30.4	Rule 30.3 does not apply:

30.4.1	to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Nominee disposing of rights in accordance with this rule; or

30.4.2	where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of the Company.
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